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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:

POLYVISION CONTACT:
Joseph A. Menniti
Chief Executive Officer
718-433-2170

                        POLYVISION CORPORATION ANNOUNCES
                   THE ACQUISITION OF THE NELSON ADAMS COMPANY

                                   *   *   *

                  August 20, 1999 - POLYVISION CORPORATION (AMEX: PLI) today announced the completion of the acquisition of A. Lawer Corporation, also known as Nelson Adams, a privately-held subchapter S corporation with headquarters in Corona, California. As previously reported, Nelson Adams is a leading designer and supplier of visual display and related products primarily for the educational products market. Nelson Adams maintains design and production facilities in Corona, California, Clymer, Pennsylvania and Pompano Beach, Florida, and sales and distribution offices throughout the United States. For the year ended December 31, 1998, Nelson Adams recorded sales of approximately $27.0 million and anticipates sales of approximately $32.0 million in 1999.

                  Joseph A. Menniti, CEO of PolyVision, commented, "We are pleased to welcome Nelson Adams to the PolyVision family. This acquisition fits precisely into PolyVision's growth strategy and significantly enhances our production capability and market position for visual display products in the educational market. Nelson Adams will be merged with our Greensteel subsidiary, a premier developer and manufacturer of visual display products and casework also for the educational market. The merger will broaden our presence in the important California and Florida markets and, with the addition of Mark A. Lawer, President of Nelson Adams, enhance our senior management team. The merger will also result in significant cost savings through the consolidation of production, marketing and general and administrative functions.

                  Commenting further, Mr. Menniti stated, "This acquisition, coupled with our acquisition of Alliance International Group in November 1998, places PolyVision at or very near the top of the nation's suppliers of visual display products and ceramic-on-steel material to the educational market. These markets are healthy and growing, and our company is in an excellent position to increase shareholder value."

                  Mark A. Lawer, President of Nelson Adams, commented, "As an integral part of PolyVision, we feel that we can contribute significantly to both sales of visual display products and the bottom line of PolyVision. I look forward to the opportunity to be part of the Greensteel/Nelson Adams management team and becoming a part of the PolyVision group."

                  Fleet National Bank led a group of banks in providing the financing for the acquisition.


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                  Headquartered in Long Island City, New York, PolyVision is a
leading manufacturer and supplier of visual communication products for the educational and institutional markets, and point-of-sale display products for the fast food and financial services markets. The stock of the company is traded on the American Stock Exchange (symbol: PLI).

EXCEPT FOR THE HISTORICAL INFORMATION HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY VARY SIGNIFICANTLY BASED ON A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, RISKS IN PRODUCT AND TECHNOLOGY DEVELOPMENT, MARKET ACCEPTANCE OF NEW PRODUCTS AND CONTINUING PRODUCT DEMAND, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, CHANGING ECONOMIC CONDITIONS, INCLUDING CHANGES IN SHORT TERM INTEREST RATES AND FOREIGN CURRENCY FLUCTUATIONS AND OTHER RISK FACTORS DETAILED IN THE POLYVISION'S MOST RECENT ANNUAL REPORT PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934 AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION


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